Exhibit 10.8
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of December 31, 2009 (this “Amended Employment Agreement”), by and among McJunkin Red Man Holding Corporation, a Delaware corporation (the “Company”), and James Underhill (the “Executive”).
     WHEREAS, on December 4, 2006, PVF Holdings LLC, a Delaware limited liability company (“PVF”), McJunkin Red Man Corporation, a West Virginia corporation, and the Executive entered into an Employment Agreement (the “Employment Agreement”);
     WHERAS, the parties desire to extend the term of the Employment Agreement and to make certain other changes to the Employment Agreement; and
     WHEREAS, the Employment Agreement is hereby superseded by this Amended Employment Agreement, which reflects the current terms of the Executive’s employment.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:
     Section 1. Employment.
          1.1. Term. The Company agree to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, in each case pursuant to this Amended Employment Agreement, for a period ending on the earlier to occur of (i) January 31, 2012 and (ii) the termination of the Executive’s employment in accordance with Section 3 hereof (the “Term”).
          1.2. Duties. During the Term, the Executive shall serve as the Company’s Executive Vice President and Chief Financial Officer and such other positions as an officer or director of the Company and such affiliates of the Company as the Executive and the board of directors of the Company (the “Board”) shall mutually agree from time to time. In such positions, the Executive shall perform such duties, functions and responsibilities during the Term commensurate with the Executive’s positions as reasonably directed by the Chief Executive Officer of the Company (the “CEO”).
          1.3. Exclusivity. During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to him by the CEO, consistent with Section 1.2 hereof. During the Term, the Executive shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, however, that it shall not be a violation of this Amended Employment Agreement for the Executive to engage in other outside business activities with the Board’s prior written consent.
     Section 2. Compensation.
          2.1. Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, the Company shall pay to the Executive a salary at an annual rate of five hundred thousand dollars ($500,000), payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward by the Board (or a committee thereof) in its discretion, based on competitive data and the Executive’s performance. No increase in Base Salary shall limit or reduce any other right or obligation to the Executive under this Amended Employment Agreement and the Base Salary shall not be reduced at any time (including after any such increase).
          2.2. Annual Bonus. For each completed fiscal year occurring during the Term, the Executive shall be eligible to receive additional cash incentive compensation (the “Annual Bonus”). The target Annual Bonus shall be 100% of the Executive’s Base Salary as in effect at the beginning of such fiscal year, with the actual Annual Bonus to be based upon such individual and/or Company performance criteria established for each such fiscal year by the Board in consultation with the CEO.
          2.3. Employee Benefits. During the Term, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company.
          2.4. Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy as in effect from time to time.
          2.5. Business Expenses. The Company shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing his duties under this Amended Employment Agreement upon presentation of documentation and in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) and in effect from time to time.
     Section 3. Employment Termination.
          3.1. Termination of Employment. The Company may terminate the Executive’s employment for any reason during the Term, and the Executive may voluntarily terminate his employment for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than thirty (30) days’ notice to the other party. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination, any earned but unpaid Annual Bonus for completed fiscal years, and any unreimbursed expenses in accordance with Section 2.5 hereof and, to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided under any plan, program, policy or practice or other contract or agreement of the Company and its affiliated companies through the date of termination of employment (collectively, the “Accrued Amounts”).
          3.2. Certain Terminations.
               (a) Termination by the Company other than for Cause or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated during the Term (i) by the Company other than for Cause or Disability or (ii) by the Executive for Good Reason, in addition to the Accrued Amounts the Executive shall be entitled to the following payments and benefits: (x) the continuation of his Base Salary at the rate in effect immediately prior to the date of termination for a period of twelve (12) months, (y) the continuation on the same terms as an active senior executive of medical benefits the Executive would otherwise be eligible to receive as an active senior executive of the Company for twelve (12) months or until such earlier time as the Executive becomes eligible for medical benefits from a subsequent employer and (z) a pro rata Annual Bonus for the fiscal year in which the termination occurs (the “Pro Rata Annual Bonus Payment”), based on the Company’s actual performance through the end of such fiscal year and the number of days the Executive was employed during such fiscal year (such payments and benefits, the “Severance Payments”). The Company’s obligations to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of this Amended Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) in the form attached hereto as Exhibit A. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Amended Employment Agreement, the Executive will immediately return to the Company any portion of the Severance Payments that have been paid to the Executive pursuant to this Section 3.2(a). Subject to Section 3.2(d), the Severance Payments (with the exception of the Pro Rata Annual Bonus Payment) will commence to be paid to the Executive on the sixtieth (60th) day following the termination of the Executive’s employment, provided that the Release has been executed, delivered and has become irrevocable as of such date. The Pro Rata Annual Bonus Payment will be paid at the time the Company ordinarily pays incentive bonuses to its executives.
               (b) Termination upon Death or Disability. If the Executive’s employment is terminated due to the Executive’s death or Disability, in addition to the Accrued Amounts, the Executive (or the Executive’s estate, if applicable) shall be entitled to receive a pro-rated portion of the Annual Bonus based on the Company’s performance for the full fiscal year in which termination occurs and the number of days the Executive was employed by the Company during such fiscal year.
               (c) Definitions. For purposes of this Section 3.2, the following terms shall have the following meanings:
                    (1) “Cause” shall mean the Executive’s (i) continuing failure, for more than 10 days after the Company’s written notice to the Executive thereof, to perform such duties as are reasonably requested by the Company; (ii) failure to observe material policies generally applicable to officers or employees of the Company unless such failure is capable of being cured and is cured within 10 days of the Executive receiving written notice of such failure; (iii) failure to cooperate with any internal investigation of the Company; (iv) commission of any act of fraud, theft or financial dishonesty with respect to the Company or indictment or conviction of any felony; (v) material violation of the provisions of this Amended Employment Agreement unless such violation is capable of being cured and is cured within 10 days of the Executive receiving written notice of such violation; (vi) chronic absenteeism; or (vii) abuse of alcohol or another controlled substance.
                    (2) “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days during any 365 day period irrespective of whether such days are consecutive.
                    (3) “Good Reason” shall mean (i) a material and adverse change in the Executive’s duties or responsibilities, or (ii) a reduction in the Executive’s Base Salary or target Annual Bonus.
               (d) Section 409A Specified Employee. If the Executive is a “specified employee” for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, to the extent required to comply with Section 409A of the Code, any Severance Payments required to be made pursuant to Section 3.2(a) which are subject to Section 409A of the Code shall not commence until one day after the day which is six (6) months from the date of termination, with the first payment equaling six (6) months of his Base Salary at the rate in effect immediately prior to the date of termination. For purposes of this Amended Employment Agreement, the Executive’s employment with the Company shall be considered to have terminated when the Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code, and applicable administrative guidance issued thereunder.
          3.3. Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments due the Executive upon a termination of his employment under this Amended Employment Agreement.
          3.4. Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the Board (and any committee thereof) and the board of directors (and any committee thereof) of any of the Company’s affiliates.
          3.5. Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its subsidiaries. The Company shall pay the Executive a reasonable fee for any such services and promptly reimburse the Executive for expenses reasonably incurred in connection with such matters.
     Section 4. Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.
          4.1. Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) other than in connection with the Executive’s employment with the Company without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession; provided, however, that the Executive may retain his full rolodex or similar address and telephone directories.
          4.2. Non-Competition. By and in consideration of the Company’s entering into this Amended Employment Agreement and the payments to be made and the benefits to be provided hereunder and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its affiliates, the Executive agrees that the Executive shall not, during the Executive’s employment with the Company (whether during the Term or thereafter) and for a period of twelve (12) months thereafter (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below) and in connection with the Executive’s association directly or indirectly engage in any activity that is similar to any activity that the Executive was engaged in with the Company during the 12 months preceding the date of termination; provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean (i) any Person that is actively engaged in any geographic area in any business which materially competes with the Company or any of its subsidiaries’ or affiliates’ business of the distribution of industrial pipe, valves and fittings or any other business which is material to the Company or any of its subsidiaries or affiliates (a “Material Business”) or (ii) any Person who within a two (2) year period following termination of the Executive’s employment is reasonably expected to materially compete with a Material Business or have revenue in excess of $100,000,000 derived from a business that is competitive with a Material Business. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.
          4.3. Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its affiliates.
          4.4. Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out his responsibilities for the Company and its affiliates), the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Company or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its subsidiaries, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or its subsidiaries and any of its or their customers or clients so as to cause harm to the Company or its affiliates.
          4.5. Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof.
          4.6. Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Amended Employment Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof as set forth on Exhibit B hereto (the “Existing Inventions”). Notwithstanding anything to the contrary herein, the Developments shall not include any Existing Inventions. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive.
          4.7. Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Amended Employment Agreement to any Person; provided the Executive may disclose this Amended Employment Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Amended Employment Agreement further.
          4.8. Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any Severance Payments made by the Company to the Company. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.
     Section 5. Representation.
          The Executive and the Company each represents and warrants that (i) he or it is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his or its ability to enter into and fully perform his or its obligations under this Amended Employment Agreement and (ii) he or it is not otherwise unable to enter into and fully perform his or its obligations under this Amended Employment Agreement.
     Section 6. Non-Disparagement.
          The Executive agrees not to make any statement (other than statements made in connection with carrying out his responsibilities for the Company and its affiliates) that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company or any of its subsidiaries, affiliates, employees, officers, directors or stockholders. The Company and its subsidiaries and affiliates shall advise their officers and directors not to make any such statement regarding the Executive.
     Section 7. Withholding.
          The Company may withhold from any amounts payable under this Amended Employment Agreement such Federal, state local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Executive shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits hereunder.
     Section 8. Miscellaneous.
          8.1. Indemnification. The Company shall indemnify the Executive to the fullest extent provided under the Company’s By-Laws. The Company shall also maintain director and officer liability insurance in such amounts and subject to such limitations as the Board shall, in good faith, deem appropriate for coverage of directors and officers of the Company.
          8.2. Amendments and Waivers. This Amended Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that the observance of any provision of this Amended Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Amended Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
          8.3. Assignment; No Third-Party Beneficiaries. This Amended Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Amended Employment Agreement shall confer upon any Person not a party to this Amended Employment Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Amended Employment Agreement.
          8.4. Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Amended Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	McJunkin Corporation
8023 E. 63rd Place, Suite 800
Tulsa, OK 74133
Attention: General Counsel
Facsimile: 866- 815-5063

with a copy to:	GS Capital Partners V Fund, L.P.
85 Broad Street
New York, NY 10004
Attention: Henry Cornell
Facsimile: 212-357-5505

and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Robert C. Schwenkel, Esq.
Facsimile: 212-859-4000

If to the Executive:	James Underhill, at his principal office at the Company (during the Term), and at all times to his principal residence as reflected in the records of the Company.
        All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.
          8.5. Governing Law. This Amended Employment Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.
          8.6. Severability. Whenever possible, each provision or portion of any provision of this Amended Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Amended Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Amended Employment Agreement in that jurisdiction or the validity or enforceability of this Amended Employment Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Amended Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.
          8.7. Entire Agreement. From and after the date herof, this Amended Employment Agreement shall constitute the entire agreement between the parties hereto, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.
          8.8. Counterparts. This Amended Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
          8.9. Binding Effect. This Amended Employment Agreement shall inure to the benefit of, and be binding on, the successors of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.
          8.10. General Interpretive Principles. The name assigned this Amended Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Amended Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include”,

“includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.
          8.11. Mitigation. Notwithstanding any other provision of this Amended Employment Agreement, (i) the Executive will have no obligation to mitigate damages for any breach or termination of this Amended Employment Agreement by the Company, whether by seeking employment or otherwise and (ii) the amount of any payment or benefit due the Executive after the date of such breach or termination will not be reduced or offset by any payment or benefit that the Executive may receive from any other source.
          8.12 Section 409A Compliance. This Amended Employment Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Amended Employment Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Executive.

     IN WITNESS WHEREOF, the parties have executed this Amended Employment Agreement as of the date first written above.

McJUNKIN RED MAN HOLDING CORPORATION
By:	/s/ Andrew R. Lane
	Name:	Andrew R. Lane
	Title:	Chairman, President & CEO

/s/ James Underhill
James Underhill

[Amended Employment Agreement with J. Underhil